Exhibit 10.1

NONQUALIFIED STOCK OPTION CANCELLATION AGREEMENT

THIS NONQUALIFIED STOCK OPTION CANCELLATION AGREEMENT (the “Agreement”), dated as of August 27, 2013 (hereinafter the “Effective Date”), is made by and between Command Security Corporation, a New York corporation (the “Company”), and Barry I. Regenstein (the “Executive”).

WHEREAS, the Company has previously entered into a nonqualified stock option agreement under which the Executive was granted an option to purchase 500,000 shares of the Company’s common stock, dated as of August 30, 2004 (the “Option Agreement”); and

WHEREAS, the Executive currently holds a vested nonqualified stock option to purchase 362,718 shares of the Company’s common stock for $1.35 per share under the Option Agreement (the “Option”); and

WHEREAS, the Company and the Executive have mutually agreed to cancel the Option in exchange for a lump sum cash payment from the Company to the Executive, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereby agree as follows:

1.     Cancellation of Option. As of the Effective Date, the Option, which the parties acknowledge is the only option to purchase shares of the Company’s common stock held by the Executive that remains outstanding, shall no longer be exercisable and shall be deemed canceled and terminated (without any further action on the part of the Executive or the Company). Except with respect to the cash payment described in Section 2 below, the Company shall not have any further obligations or liabilities to the Executive with respect to the Option or under any agreements evidencing and/or governing the grant of the Option.

2.     Cash Payment. As soon as practicable following the Effective Date, subject to the Executive’s execution of this Agreement, the Company shall pay to the Executive a lump sum cash payment of $72,544, less all applicable federal, state and local taxes.

3.     General Release. In consideration of the cash payment provided to the Executive under this Agreement, the sufficiency of which the Executive hereby acknowledges, the Executive releases the Company and its subsidiaries and all of their past, present and future shareholders, directors, officers, employees, agents, divisions, parents, subsidiaries, related companies, affiliates and assigns, from any and all claims, charges, demands, suits, rights or causes of action, at law or equity or otherwise, which he may ever have had, has now or may ever have in the future or which his heirs, executors or assigns can or shall have, against any or all of them, whether known or unknown, up until the Effective Date, on account of or arising out of the Option Agreement or the Option. The Executive specifically waives the benefit of any statute or rule of law, which, if applied to the instant Agreement, would otherwise exclude from its binding effect any claims not now known by the Executive to exist.

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4.	Miscellaneous.

(a)        Code Section 409A. The Option was designed to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”). All payments and benefits under this Agreement are intended either to be exempt from, or to comply with, the requirements of Section 409A, and this Agreement shall be interpreted in accordance with such intent.

(b)        No Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Executive any right to be retained, in any position, as an employee, consultant or director of the Company.

(c)        Successors.

     (i)         This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Executive’s legal representatives.

     (ii)        This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Company and its successors. Other than to a successor to substantially all of the Company’s business, the Company may not assign its rights and obligations hereunder without the prior written consent of the Executive, and in the case of any permitted assignment, the Company shall cause such successor to assume this Agreement.

(d)        Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law thereof, or the principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of New York.

(e)        Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction and shall not constitute a part of this Agreement.

(f)         Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

The Company:

COMMAND SECURITY CORPORATION

/s/ N. Paul Brost
Name: N. Paul Brost
Title: Chief Financial Officer

The Executive:

/s/ Barry I. Regenstein
Barry I. Regenstein

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